UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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P.F. CHANG’S CHINA BISTRO, INC.

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P.F. CHANG’S CHINA BISTRO, INC.
7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 19, 2011

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), which will be held on April 19, 2011 at 8 a.m., Mountain Standard Time, at our principal executive offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255, for the following purposes:

1. To elect nine directors specified in this Proxy Statement to the Board of Directors, each to serve until the Company’s 2012 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2012.

3. To approve revised performance criteria under the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan.

4. To provide an advisory vote on executive compensation.

5. To provide an advisory vote on the frequency of a stockholder vote on executive compensation.

6. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

7. To transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” proposals 1 through 4 and 6 and for “1 YEAR” on proposal 5.

Stockholders of record at the close of business on February 25, 2011 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS:

Our Annual Meeting materials, including our Proxy Statement and Annual Report, are available over the internet at www.proxyvote.com. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Eastern Time, prior to the meeting.

By Order of the Board of Directors,

/s/  Richard L. Federico
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

Scottsdale, Arizona
March 10, 2011

IMPORTANT:  Please vote your shares via telephone or the internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

Page

General Information	1
Proposal Number One: Election of Directors	2
Corporate Governance	6
Proposal Number Two: Ratification of Appointment of Independent Registered Public Accounting Firm	11
Report of the Audit Committee of the Board of Directors	12
Proposal Number Three: Approval of Revised Performance Criteria under the P.F. Chang’s China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan	14
Proposal Number Four: Advisory Vote on Executive Compensation	16
Proposal Number Five: Advisory Vote on the Frequency of a Stockholder Vote on Executive Compensation	17
Proposal Number Six: Adjournment of the Meeting	18
Stock Ownership of Certain Beneficial Owners and Management	19
Executive Compensation	22
Compensation and Executive Development Committee Report	40
Equity Compensation Plan Information	41
Related Persons Transactions	41
Stockholder Proposals to be Presented at Next Annual Meeting	42
Transaction of Other Business	42
Stockholders Sharing the Same Last Name and Address	42
Appendix A: P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of P.F. Chang’s China Bistro, Inc., a Delaware corporation (“P.F. Chang’s” or the “Company”), for use at its Annual Meeting of Stockholders to be held on April 19, 2011, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is March 10, 2011, the approximate date on which this Proxy Statement and the enclosed proxy were first sent or made available to stockholders.

Notice of Internet Availability.  In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials unless you request a printed copy. The Notice instructs you as to how you may access and review on the internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with internet access and a printer. The Company believes this process provides its stockholders the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

Electronic Access.  To access the Company’s proxy statement and annual report electronically, please visit www.proxyvote.com or in the investor relations section of the Company’s website at www.pfcb.com.

Voting Securities.  Only stockholders of record as of the close of business on February 25, 2011, will be entitled to vote at the meeting and any adjournments or postponements thereof. As of that date, there were 22,843,523 shares of common stock of the Company, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one (1) vote for each share of stock held. The Company’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the Company’s independent registered public accounting firm. The non-routine matters in this proxy statement are the election of directors, the approval of the revised performance criteria of the Amended and Restated 2006 Equity Incentive Plan, the advisory vote on executive compensation and the advisory vote on the frequency of the stockholder vote on executive compensation.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and no additional compensation will be paid to regular employees for such services. The Company will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation for such services. The Company may engage a proxy soliciting firm to assist in the solicitation of proxies, for which the Company would be required to pay the proxy-solicitation firm a customary fee (not to exceed $15,000) and reimburse the firm for certain out of pocket expenses.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Directors.  The following sets forth information, as of March 10, 2011, regarding members of the Board, including the nine director nominees for election at the Annual Meeting, related to his or her business experience and service on other boards of directors. In addition, below is a discussion of the qualifications, attributes and skills that led the Board to the conclusion that each of these directors should serve as a director. The Company believes that the current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition to this information, the Company also believes that each of our directors possesses the highest personal and professional ethics, integrity and values, and is committed to representing the long-term interests of the Company’s stockholders. They each have demonstrated an inquisitive and objective approach, business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. The Company also believes that the directors’ diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which make the Board more effective in carrying out its duties. Finally, the Company values their significant experience on other company boards of directors and board committees.

			Director
Name	Position with the Company	Age	Since

Kerrii B. Anderson.	Director	53	2009
F. Lane Cardwell, Jr.	Director and President, P.F. Chang’s China Bistro	58	2010
Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	56	1996
Lesley H. Howe	Director	66	2003
Dawn E. Hudson	Director	53	2010
M. Ann Rhoades	Director	66	2003
James G. Shennan, Jr.	Director	69	1997
Robert T. Vivian	Director and Co-Chief Executive Officer	52	2009
R. Michael Welborn	Director, Executive Vice President and President, Global Brand Development	59	1996
Kenneth J. Wessels	Director	68	2000

Kerrii B. Anderson has served as a director of the Company since October 2009. Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc., a restaurant operating and franchising company, from 2006 to September 2008. From 2000 to 2006, she served as Wendy’s Executive Vice President and Chief Financial Officer. Previously, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson also serves as a board member of Chiquita Brands International (NYSE: CQB) where she is the lead independent director since 2010 and a member of the audit committee, the compensation committee and the nominating and governance committee. Additionally, she serves on the board of Laboratory Corporation of America Holdings (NYSE: LH) where she is chairperson of the audit committee and a member of the compensation committee. Ms. Anderson also serves as a board member of Worthington Industries (NYSE: WOR) since September 2010 where she is a member of the compensation committee. Ms. Anderson also previously served on the board and was a member of the audit committee of Lancaster Colony Corporation (NASDAQ: LANC) from 1998 through 2005.

Qualifications: Ms. Anderson’s qualifications to serve on the Board include her broad executive leadership and experience in the restaurant industry as well as 25 years of experience in accounting and financial reporting as a controller and chief financial officer. She is a Certified Public Accountant. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public companies.

F. Lane Cardwell, Jr. has served as a director of the Company since December 2010. Effective March 1, 2011, Mr. Cardwell joined the Company as President of P.F. Chang’s China Bistro concept. He previously served as a director of the Company from 1999 through 2009. He most recently served as the President and Chief Executive

Officer of Boston Market from June 2009 to October 2010. Mr. Cardwell also served as the interim President and Chief Executive Officer of Famous Dave’s of America, Inc. (NASDAQ: DAVE) from December 2007 until April 2008. He previously served as President and Chief Executive Officer of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE: EAT). Mr. Cardwell served as a board member of Famous Dave’s of America, Inc. from 2003 through 2009. Mr. Cardwell also serves on the board of directors of a private company.

Qualifications: Mr. Cardwell’s qualifications to serve on the Board include his 32 years of executive leadership experience in the restaurant industry as president and chief executive officer of other restaurant companies. Additionally, he has broad corporate governance experience from his service on the board and board committees of other public and private companies.

Richard L. Federico has served as a director of the Company since February 1996, and he has served as the Co-Chief Executive Officer of the Company since January 2009. He was previously the Chief Executive Officer of the Company from September 1997, when he succeeded Paul M. Fleming, founder of the Company, through January 2009. He joined the Company as President in February 1996. In December 2000, Mr. Federico was named Chairman of the Board. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. (NYSE:EAT), where he was responsible for concept development and operations. Mr. Federico serves on the board of directors of Jamba, Inc. (NASDAQ:JMBA) where he is chairman of the nominating and corporate governance committee and a member of the audit committee. Mr. Federico also serves as a board member of Domino’s Pizza (NYSE: DPZ) since February 2011.

Qualifications: Mr. Federico’s qualifications to serve on the Board include his extensive executive leadership and strategic experience in the restaurant industry. His long history with the Company, knowledge of the business and his appreciation of the Company’s values and culture make Mr. Federico a valuable member of the Board. Additionally, he has broad corporate governance experience from his service on the board and board committees of other public companies.

Lesley H. Howe has served as a director of the Company since March 2003. Mr. Howe spent over 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and served as area managing partner/managing partner of that firm’s Los Angeles Office from 1994 to 1997. From December 2001 until its sale in 2007, he was the Chief Executive Officer of Consumer Networks, LLC, a San Diego-based Internet marketing and promotions company. He also serves on the boards of directors and is chair of the audit committees of Volcano Corporation (NASDAQ:VOLC), Jamba, Inc. (NASDAQ:JMBA) and NuVasive, Inc. (NASDAQ:NUVA). Additionally, Mr. Howe is also a member of the compensation committee of NuVasive, Inc., and he is the lead director and a member of the compensation committee of Jamba, Inc. He also serves on the board of a privately held company. He previously served on the board and was chair of the audit committee of dj Orthopedics, Inc. (NYSE: DJO) from 2002 through 2008.

Qualifications: Mr. Howe’s qualifications to serve on the Board include his executive leadership experience and his extensive experience in accounting and finance with over 30 years of experience in public accounting, which is valuable in his position as the chairperson of the Company’s audit committee. He is a Certified Public Accountant (inactive). Also, he has broad corporate governance experience from his service on the board and board committees of other public and private companies.

Dawn E. Hudson has served as a director of the Company since February 2010. Since March 2009, Ms. Hudson has served as Vice Chairman of The Parthenon Group, an advisory firm specializing in business strategy consulting. She was President and Chief Executive Officer of Pepsi-Cola North America (PCNA), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. (NYSE: PEP) in the United States and Canada, and Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 until November 2007. From May 2002 to March 2005, Ms. Hudson served as President of PCNA. She previously served as Senior Vice President, Strategy and Marketing, for PCNA from 1997 to 2002. Ms. Hudson currently serves as a board member of Lowe’s Companies, Inc. (NYSE: LOW), where she is a member of the compensation and organization committee and the governance committee, and Allergan, Inc. (NYSE: AGN), where she is a member of the audit and finance committee and the organization and compensation committee.

Qualifications: Ms. Hudson’s qualifications to serve on the Board include her executive leadership and strategic experience as well as valuable expertise in consumer brand management and marketing in the food service industry. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public companies.

M. Ann Rhoades has served as a director of the Company since March 2003. Ms. Rhoades is currently the President of People Ink, a human resources consulting company she founded. Ms. Rhoades was the Executive Vice President of People for JetBlue Airways Corporation (NASDAQ: JBLU) from 1999 to April 2002. Prior to joining JetBlue, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations of Promus Hotel Corporation/Doubletree Hotel Corporation. She also serves as a board member of JetBlue Airways Corporation where she is chairperson of the compensation committee. Ms. Rhoades previously served on the board of directors of Restoration Hardware, Inc. (NASDAQ: RSTO) from 2005 through 2009. Ms. Rhoades also serves on the board of directors of a private company.

Qualifications: Ms. Rhoades’ qualifications to serve on the Board include her executive leadership experience in service-based industries and her experience in human resources, including her in-depth knowledge of corporate values, strategic decision making and customer service. Additionally, she has broad corporate governance experience from her service on the board and board committees of other public and private companies.

James G. Shennan, Jr. has served as a director of the Company since May 1997. He is General Partner Emeritus of Trinity Ventures, a venture capital firm, where he served as a general partner from 1989 through 2005. Mr. Shennan also serves on the board of directors of Starbucks Corporation (NASDAQ: SBUX) where he is a member of the compensation and management development committee and chairperson of the nominating and corporate governance committee.

Qualifications: Mr. Shennan’s qualifications to serve on the Board include his extensive experience in finance, marketing and consumer products gained through his experience with Trinity Ventures, Addison Consultants and Procter & Gamble. Additionally, he has broad corporate governance and compensation knowledge from his service on the board and board committees of other public companies.

Robert T. Vivian has served as a director of the Company since January 2009 when he was appointed Co-Chief Executive Officer. He served as President of the Company from December 2000 through January 2009. Prior to December 2000, Mr. Vivian served as Chief Financial Officer since joining the Company in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., (NYSE:EAT) the most recent of which was Vice President of Investor Relations.

Qualifications: Mr. Vivian’s qualifications to serve on the Board include his extensive executive leadership and strategic experience in the restaurant industry. His long history with the Company, knowledge of the business and his appreciation of the Company’s values and culture make Mr. Vivian a valuable member of the Board.

R. Michael Welborn joined the Company as Executive Vice President in May 2005 and was appointed President, Global Brand Development during 2009. He has served as a director of the Company since August 1996. Mr. Welborn was Executive Vice President for Bank One Corporation, a national bank, from January 1996 through July 2004. From September 1993 to December 1995, he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993, Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the board of directors of a private company.

Qualifications: Mr. Welborn’s qualifications to serve on the Board include his background in executive leadership, strategic planning, and evaluating and investing in new business opportunities with over 25 years of experience in financial service companies. Additionally, he has broad corporate governance knowledge from his service on the board of a private company.

Kenneth J. Wessels has served as a director of the Company since October 2000. Mr. Wessels was the Chief Executive Officer and Chairman of the Board of Strong Financial Corporation from December 2003 through December 2004, where he remains a member of the board of directors. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc., from March 1998 to May 2000. Prior to joining Dain

Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986.

Qualifications: Mr. Wessels’ qualifications to serve on the Board include his broad experience in executive leadership and evaluating and developing companies with over 30 years of experience in investment banking. Additionally, he has broad corporate governance knowledge from his service on the board of a private company.

Vote Required and Board of Directors’ Recommendation

In December 2010, Mr. Vivian announced his plan to retire from the Company at the end of fiscal 2011. As a result of his planned retirement and the hiring of director, Mr. Cardwell, as the President of P.F. Chang’s China Bistro concept effective March 1, 2011, the Nominating Committee and the Board decided not to nominate Robert T. Vivian for re-election to the position of director of the Company during fiscal 2011.

The Board has nominated the following nine (9) individuals for election at the Annual Meeting of Stockholders to the Board of Directors: Kerrii B. Anderson, F. Lane Cardwell, Jr., Richard L. Federico, Lesley H. Howe, Dawn E. Hudson, M. Ann Rhoades, James G. Shennan, Jr., R. Michael Welborn and Kenneth J. Wessels. If elected, the nominees will serve as directors until the Company’s 2012 Annual Meeting of Stockholders, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as management may designate.

If a quorum is present and voting, each of the nine (9) nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote.

Under the Company’s Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by the Bylaws of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Principles and Practices

Corporate Governance Principles and Practices are designed to ensure effective corporate governance of the Company. The Company’s Corporate Governance Principles and Practices cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Lead Independent Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, and succession planning. The Company’s Corporate Governance Principles and Practices are reviewed on an annual basis by the Nominating and Corporate Governance Committee and revised when appropriate. The full text of the Company’s Corporate Governance Principles and Practices can be found under the “Investors” section of the Company’s website at www.pfcb.com, by clicking the “Corporate Governance” link.

Business Ethics Policy

The Board adopted a Business Ethics Policy to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Business Ethics Policy establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest and fairness in business practices. All of the Company’s employees, including the executive officers, as well as members of the Board, are required to comply with the Business Ethics Policy. The full text of the Business Ethics Policy can be found in the “Investor Relations” section of the Company’s website at www.pfcb.com, by clicking the “Corporate Governance” link. Any waiver of the Business Ethics Policy for executive officers or directors must be approved by the Board. The Company will disclose future amendments to the Business Ethics Policy, or waivers required to be disclosed under applicable law from the Business Ethics Policy for the named executive officers and directors, on the Company’s website, www.pfcb.com, within four business days following the date of the amendment or waiver.

Director Independence

The Board assesses on a regular basis, and at least annually, the independence of the directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which directors are independent. The Board has determined that, other than Mr. Federico, Mr. Vivian, Mr. Cardwell and Mr. Welborn, each of the existing members of the Board are independent directors under the listing rules of the Nasdaq Stock Market and the Company’s Corporate Governance Principles and Practices. In addition, during their respective service on the Board during fiscal 2010, Mr. Kenneth A. May and Mr. Cardwell were each independent directors. Mr. May resigned from the Board in November 2010. Mr. Cardwell was appointed to the Board in December 2010 and was an independent director until he was appointed President of P.F. Chang’s China Bistro concept effective March 1, 2011.

Board Leadership Structure

Mr. Federico serves as Co-Chief Executive Officer and Chairman of the Board. The Board has determined that combining the Co-Chief Executive Officer and Chairman positions is the appropriate leadership structure for the Company at this time. The Board believes that combining the Co-Chief Executive Officer and Chairman roles fosters clear accountability, effective decision-making and alignment of corporate strategy. The Board believes this leadership structure is particularly appropriate for the Company at this time given Mr. Federico’s long history with the Company, his knowledge and experience with the Company’s business and his ability to effectively identify strategic priorities for the Company. The Board also believes that the combined role of Co-Chief Executive Officer and Chairman promotes effective execution of strategic goals and facilitates information flow between management and the Board. Nevertheless, the Board intends to carefully evaluate from time to time whether the Co-Chief Executive Officer and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

The Board has determined that maintaining a board with a majority of independent directors, maintaining Board committees that are comprised entirely of independent directors, managing the function of the Board committees, and appointing a Lead Independent Director having the duties described below help maintain the Board’s strong, independent oversight of management. In addition, the independent directors meet regularly in executive session without the presence of management. The Board has appointed Mr. Shennan as Lead Independent Director as a matter of good corporate governance and believes that the appointment of the Lead Independent Director provides for effective and independent oversight of management. The Lead Independent Director is selected annually by the independent directors and presides as Chairman of the Board during the executive sessions of independent directors that are held at each meeting. The Lead Independent Director also performs such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. The Lead Independent Director serves as liaison between the Chairman and the independent directors and has the authority to call meetings of the independent directors.

The Board believes that this structure is in the best interest of the Company and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management.

Attendance at Board and Committee Meetings

During the fiscal year ended January 2, 2011, the Board held five (5) meetings. Each director serving on the Board in fiscal 2010 attended at least 75% of the meetings of the Board and the Committees on which he or she served.

Executive Sessions

Executive sessions of independent directors, chaired by the Lead Independent Director, are held in connection with each regularly scheduled Board meeting and at other times as necessary. The Board’s policy is to hold executive sessions without the presence of management, including the Co-Chief Executive Officers and other non-independent directors. The committees of the Board also generally meet in executive session at the end of each committee meeting.

Oversight of Risk Management

The Board is actively involved in the oversight of risks that could affect the Company. The Board as a whole has responsibility for risk oversight of the Company’s risk management policies and procedures, with reviews of certain areas being conducted by the relevant Board committee. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

The Compensation and Executive Development Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and meets with management on a quarterly basis regarding enterprise risk management. The reports on enterprise risk management that are made to the Audit Committee summarize management’s assessment of risk exposures, including risks related to liquidity, credit, operations and regulatory compliance, among others, and the processes in place to monitor and control such exposures. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The members of the Audit Committee are Mr. Howe (Chairperson), Ms. Anderson, Ms. Hudson and Mr. Wessels. Each of the members of the Audit Committee satisfy the independence and experience requirements of the Nasdaq Stock Market and SEC as they apply to audit committee members. The Board of Directors has determined that all of the members are audit committee financial experts, as defined in the rules and regulations of the SEC. The Audit Committee held eight (8) meetings during the fiscal year ended January 2, 2011. The functions of the Audit Committee include: the retention of an independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. Additional information regarding the functions performed by the Audit Committee is set forth in the “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Compensation and Executive Development Committee

The members of the Compensation and Executive Development Committee (the “Committee”) are Ms. Rhoades (Chairperson), Ms. Hudson and Mr. Shennan. Mr. May served on the Committee through his board departure in November 2010 and Mr. Cardwell served on the Committee from December 2010 until he was appointed as the President of P.F. Chang’s China Bistro concept effective March 1, 2011. Each of the members of the Committee is independent consistent with the Nasdaq Listing Standards and in accordance with the Corporate Governance Guidelines. In addition, the members of the Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. During the fiscal year ended January 2, 2011, the Committee held five (5) meetings. The Committee’s function is to review and approve the salaries, annual incentive compensation and long-term incentive compensation for executive officers and key employees. For additional information concerning the Committee, see “COMPENSATION DISCUSSION AND ANALYSIS” and “COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT” included in this annual proxy statement. The Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are Mr. Shennan (Chairperson), Ms. Anderson and Mr. Wessels. Mr. May served on the Nominating Committee through his board departure in November 2010 and Mr. Cardwell served on the Nominating Committee from December 2010 until he was appointed as the President of P.F. Chang’s China Bistro concept effective March 1, 2011. Each of the members of the Nominating Committee is independent consistent with the Nasdaq Listing Standards and in accordance with the Corporate Governance Guidelines. During the fiscal year ended January 2, 2011, the Nominating Committee held five (5) meetings. The Nominating Committee’s functions are to consider qualified candidates for appointment and nomination for election to the Board of Directors and make recommendations concerning such candidates, develop corporate governance principles for recommendation to the Board of Directors and oversee the regular evaluation of the Company’s directors and management. The Nominating Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Director Nominations and Criteria

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. While the Board does not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As set forth in the Corporate Governance Principles and Practices, these criteria generally include, among other things, the extent of the nominee’s experience in business, trade, finance, accounting or management; the extent of the nominee’s knowledge of regional and national business affairs; the nominee’s overall judgment to advise and direct the Company in meeting its responsibilities to stockholders, customers, employees and the public; and the nominee’s ability to commit sufficient time and attention to the activities of the Board. The objective is to have a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In addition, the Nominating Committee will also consider the absence of any potential conflicts with the Company’s interests. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior-level Company executives; individuals personally known to the members of the Board; and research, including database and internet searches. Mr. Cardwell was found under this process.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve any such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominating Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominating Policy divides the process for Candidates nominated by stockholders into the general nomination right of all stockholders and nominations by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s bylaws. The Company’s bylaws are available publicly on the Company’s website at www.pfcb.com. The Nominating Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, the Nominating Committee will evaluate Candidates proposed by a single stockholder that has beneficially owned more than 2% of the Company’s common stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) (“Qualified Stockholder”) and that satisfies the notice, information and consent provisions in the Company’s bylaws. Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable listing rules of the Nasdaq Stock Market. All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board will be included in the Company’s recommended slate of director nominees in its proxy statement.

The Company did not receive any director nominations from stockholders for the Annual Meeting.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Committee members and the Co-Chief Executive Officers. If the Chair’s initial evaluation is favorable, the Candidate will be interviewed by one or more of the other Nominating Committee members, other Board members, and members of senior management. If the results of these interviews are favorable, the Chair of the Nominating Committee will arrange to have appropriate reference and background checks conducted and the Chair will report the findings from such checks to the other Nominating Committee members. The Nominating Committee will then meet to consider and finalize its list of recommended Candidates for the Board’s consideration. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process, or the reasons for the Nominating Committee’s recommendations, with any stockholder who made a proposal.

Timing of Identification and Evaluation Process

The Company’s fiscal year ends each year on the Sunday closest to December 31. The Nominating Committee usually meets in December and February to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next Annual Meeting and the Company’s proxy statement. The Board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the Annual Meeting, which is typically held in April of the same year.

Communications with Directors

Stockholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Corporate Secretary
P.F. Chang’s China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the committee or director(s) to whom the communication is addressed; however, the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Director Attendance at Annual Meetings

The Company believes that the Annual Meeting of Stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders.

Compensation and Executive Development Committee Interlocks and Insider Participation

During the last fiscal year, executive compensation was administered by the Committee which is comprised of three non-employee directors of the Company, Ms. Rhoades, Ms. Hudson and Mr. Shennan. Mr. May served on the Committee through his board departure in November 2010 and Mr. Cardwell served on the Committee from December 2010 until he was appointed as the President of P.F. Chang’s China Bistro concept effective March 1, 2011. None of the members of the Committee has been an officer or employee of the Company during his or her service on the Committee. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or the Committee.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 1, 2012. KPMG LLP has acted in such capacity since its appointment on June 16, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011. If the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2011 is not ratified by stockholders, the Audit Committee will consider whether to retain KPMG LLP or hire another accounting firm to serve as the Company’s independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for fiscal 2010 and fiscal 2009 by its independent registered public accounting firm, KPMG LLP:

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$630,000	$630,000
Tax Fees(2)	$39,455	$26,965
All Other Fees(3)	$30,000	$—

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are provided by KPMG LLP in connection with regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for professional services rendered for tax advice regarding federal, state and international tax compliance and consulting.

(3)	All Other Fees include fees for special projects provided by KPMG LLP as approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the votes cast for this proposal, whether in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 2, 2011. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee’s charter describes in greater detail its full responsibilities and is available on the Company’s website at www.pfcb.com. Each of the members of the Audit Committee is independent for the purposes of the rules and regulations adopted by the SEC and the Nasdaq Stock Market as they apply to audit committee members.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Management annually tests and evaluates the Company’s system of internal controls over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Audit Committee receives periodic updates provided by management and KPMG LLP at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with KPMG LLP to discuss its audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its integrated audit of the Company’s fiscal 2010 (i) consolidated financial statements and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, as well as quarterly assessments of internal controls and risks of fraud. The Audit Committee also holds regular private sessions with the head of internal audit.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s external auditor KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to KPMG LLP for services related to fiscal 2010 and fiscal 2009.

AUDIT COMMITTEE

Lesley H. Howe (Chairperson)
Kerrii B. Anderson
Dawn E. Hudson
Kenneth J. Wessels

PROPOSAL NUMBER THREE

APPROVAL OF REVISED PERFORMANCE CRITERIA UNDER THE
P.F. CHANG’S CHINA BISTRO, INC. AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN

The Board of Directors is asking the stockholders of the Company to approve revised performance criteria that would apply to performance awards granted under the P.F. Chang’s China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan (the “Equity Incentive Plan”). Stockholders are not being asked to approve an increase in the number of shares issuable under the Equity Incentive Plan or any other amendment, other than the revised performance criteria.

Stockholder approval of the performance criteria is required for the Company to fully deduct the amount or value of the performance awards, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and the other three highest compensated officers (other than the chief financial officer) as of the end of its fiscal year (for purposes of Section 162(m), these individuals are referred to as “covered employees”). This $1 million deduction limit does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code.

Performance awards granted under the Equity Incentive Plan are intended to be eligible to qualify as performance-based compensation that would be fully deductible under Section 162(m) of the Code. To so qualify, a performance award must be subject to performance criteria established by a committee or subcommittee comprised solely of two or more outside directors of the Company (the “Committee”). In addition, the performance criteria must be disclosed to and approved by stockholders of the Company. If, however, the Committee has authority to change the targets under a performance criteria after stockholder approval, as is authorized under the Equity Incentive Plan, the performance criteria must be disclosed to and reapproved by stockholders of the Company no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance criteria. The Equity Incentive Plan was last approved by stockholders of the Company at the 2006 Annual Meeting. If stockholder approval of the revised performance criteria is not obtained, performance awards granted under the Equity Incentive Plan will be subject to the $1 million deduction limit, which may result in additional cost to the Company to the extent amounts of compensation paid to covered officers are not deductible.

Performance Criteria Under the Equity Incentive Plan

Performance awards may be granted under the Equity Incentive Plan to covered employees and other employees, directors and consultants of the Company or any parent, subsidiary or affiliate of the Company. Performance awards may be in the form of performance shares or performance units, which may be denominated or settled in cash, shares of stock (either fully vested or subject to vesting), or a combination thereof. If a performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code, the award must specify a predetermined amount of cash or shares that may be earned by the covered employee to the extent that one or more of the following predetermined performance criteria are attained within a predetermined performance period: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital, including but not limited to return on invested capital against a weighted average cost of capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; or (xxxiv) such other measures as determined by the Committee consistent with the terms of the Equity Incentive Plan.

Performance criteria may be expressed on an absolute basis or relative to a standard specified by the Committee. Performance criteria have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance criteria are calculated with respect to the Company and each subsidiary corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Equity Incentive Plan, the performance criteria applicable to a performance award is calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the performance award. Each such adjustment, if any, is made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of a covered employee’s rights with respect to a performance award.

In order to permit awards to qualify as performance-based compensation under Section 162(m) of the Code, no employee may be granted awards under the Equity Incentive Plan in excess of the following in each fiscal year of the Company:

•	Stock options and stock appreciation rights: No more than 500,000 shares.

•	Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals and performance share awards: No more than 250,000 shares in the aggregate.

•	Performance unit awards: No more than $5,000,000 for each full fiscal year contained in the performance period of the award.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the per-employee grant limits specified above.

The above summary of the material terms of the performance criteria under the Plan is qualified in its entirety by the specific language of the Equity Incentive Plan, which is included as an appendix to this proxy statement and which is available to any stockholder upon request.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF REVISED PERFORMANCE CRITERIA UNDER THE P.F. CHANG’S CHINA BISTRO, INC. AMENDED & RESTATED 2006 EQUITY INCENTIVE PLAN.

PROPOSAL NUMBER FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement for the fiscal year ended January 2, 2011. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or to not endorse the executive compensation programs and policies and the compensation paid to the Company’s named executive officers in the prior fiscal year.

The Board has a structured process to oversee the compensation program for the Company’s named executive officers. The total compensation received by the named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals approved by the Board. Executive compensation is comprised of a mix of base salary, annual cash incentive compensation, and long-term incentive awards.

The goals of the Company’s executive compensation program are to:

•	Offer competitive compensation. Executive compensation is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at peer group companies and individual factors such as unique skills, demand in the labor market and long-term development and succession plans.

•	Align executive compensation with stockholders’ interests. Executive compensation is based upon the Company’s performance and is designed to create solid alignment with stockholders’ interests by providing an enhanced focus on long-term stockholder value creation.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how the compensation programs reflect the Company’s objectives. The Compensation and Executive Development Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in achieving the Company’s objectives and long-term goals.

Board of Directors’ Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives and goals. Accordingly, the Board of Directors recommends that you vote in favor of this proposal.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board values the opinions that the Company’s stockholders express and will take into account the outcome of the vote when considering the executive compensation programs of the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 2, 2011.

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE
ON EXECUTIVE COMPENSATION

This proposal gives the Company’s stockholders the opportunity to advise the Board on how often the Company should conduct an advisory Say on Pay vote on the compensation of its named executive officers. You, as a stockholder, can choose whether the Say on Pay vote should be conducted every three years, every two years or every year. You may also abstain.

Factors to Consider in Voting on Say on Frequency

The Board believes that the Company has responsible compensation practices that are guided by sound governance processes and that effectively attract, retain and reward the talent needed for achieving the Company’s objectives and long-term goals. The Board has given thoughtful consideration to its recommendation regarding the frequency of a Say on Pay advisory vote. The Board reviewed the alternatives in an effort to determine the approach that would be most meaningful to the Board and its Compensation and Executive Development Committee and best serve the Company and its stockholders. While there are advantages and disadvantages to each alternative, the Board believes an advisory vote on executive compensation every year is the most appropriate time interval at this time.

Although the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. The Board believes an annual advisory vote may help provide timely feedback on its executive compensation arrangements, plans, programs and policies. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in many cases it may not be appropriate or feasible to change executive compensation programs in place for a current compensation year based on the advisory vote on executive compensation.

Board of Directors’ Recommendation

The Board of Directors recommends a Say on Pay vote by the Company’s stockholders on an annual basis.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board values the opinions that the Company’s stockholders express and will take into account the outcome of the vote when considering the frequency of an advisory Say on Pay vote on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF ONE YEAR AS THE FREQUENCY OF A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NUMBER SIX

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the annual meeting to another place, date or time if the Board determines that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting.

Vote Required and Board of Directors’ Recommendation

Under the Company’s Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned to another place, date or time by the chairman of the meeting or by the affirmative vote of the holders of a majority of the shares of stock present, in person or by proxy, at the meeting. Abstentions and “broker non-votes” will have no effect on the outcome of the vote to adjourn the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE COMPANY’S PROPOSALS IN THIS PROXY STATEMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 25, 2011, with respect to the beneficial ownership of the Company’s common stock by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s directors and director-nominees;

•	each of the named executive officers; and

•	all of the Company’s executive officers and directors as a group.

	Shares Owned(1)
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner(2)	Owned	Outstanding(3)

Kornitzer Capital Management, Inc.(4)	2,660,866	11.6%
5420 West 61st Place
Shawnee Mission, KS 66205
Morgan Stanley(5)	2,617,594	11.5%
1585 Broadway
New York, NY 10036
BlackRock, Inc.(6)	1,765,017	7.7%
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.(7)	1,422,570	6.2%
100 East Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc.(8)	1,317,613	5.8%
100 Vanguard Boulevard
Malvern, PA 19355
Invesco Ltd(9)	1,283,029	5.6%
1555 Peachtree Street NE
Atlanta, GA 30309
Capital Research Global Investors(10)	1,200,000	5.3%
333 South Hope Street
Los Angeles, CA 90071
Richard L. Federico(11)	350,724	1.5%
R. Michael Welborn(12)	249,134	1.1%
Robert T. Vivian(13)	233,336	1.0%
James G. Shennan, Jr.(14)	170,058	*
Kenneth J. Wessels(15)	91,976	*
M. Ann Rhoades(16)	86,675	*
Lesley H. Howe(17)	70,425	*
Mark D. Mumford(18)	44,214	*
Richard K. Tasman(19)	37,680	*
Kevin C. Moylan(20)	29,726	*
F. Lane Cardwell, Jr.	7,021	*
Kerrii B. Anderson	4,945	*
Dawn E. Hudson	3,928	*
Executive Officers and Directors as a group (13 persons)(21)	1,379,842	5.8%

*	Less than 1%

(1)	The Company determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the P.F. Chang’s China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and 2006 Equity Incentive Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang’s China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)	See Note 1. Calculated on the basis of 22,843,523 shares of common stock outstanding as of February 25, 2011.

(4)	Based solely on a Schedule 13G/A filed by Kornitzer Capital Management, Inc. with the SEC on January 21, 2011. Kornitzer Capital Management, Inc. has sole voting power with respect to 2,660,866 shares and sole dispositive power with respect to 2,605,941 shares.

(5)	Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the SEC on February 9, 2011. Morgan Stanley has sole voting power with respect to 2,437,945 shares and sole dispositive power with respect to 2,617,594 shares. Morgan Stanley Investment Management, Inc. has sole voting power with respect to 1,988,826 and sole dispositive power with respect to 2,168,475 shares.

(6)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2011. BlackRock, Inc. has sole voting and dispositive power with respect to 1,765,017 shares.

(7)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 11, 2011. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	Based solely on a Schedule 13G/A filed by the Vanguard Group, Inc. with the SEC on February 10, 2011. The Vanguard Group, Inc. has sole voting power with respect to 30,635 shares and sole dispositive power with respect to 1,286,978 shares.

(9)	Based solely on a Schedule 13G filed by Invesco Ltd, on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Advisers, Inc., Invesco PowerShares Capital Management, Van Kampen Asset Management, and Stein Roe Investment Counsel, Inc. with the SEC on February 14, 2011. Invesco Advisers, Inc. has sole voting power with respect to 1,156,750 shares and sole dispositive power with respect to 1,222,475 shares. Invesco PowerShares Capital Management has sole voting and dispositive power with respect to 55,479 shares. Van Kampen Asset Management has sole voting and dispositive power with respect to 4,875 shares. Stein Roe Investment Counsel, Inc. has sole voting and dispositive power with respect to 200 shares.

(10)	Based solely on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 10, 2011. Capital Research Global Investors has sole voting and dispositive power with respect to 1,200,000 shares.

(11)	Includes 214,000 shares subject to options which are exercisable within 60 days of February 25, 2011. 207,333 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(12)	Includes 219,035 shares subject to options which are exercisable within 60 days of February 25, 2011. 204,791 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(13)	Includes 168,000 shares subject to options which are exercisable within 60 days of February 25, 2011. 164,133 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(14)	Represents 80,935 shares subject to options which are exercisable within 60 days of February 25, 2011. All of these shares are vested and thus are not subject to repurchase by the Company.

(15)	Represents 76,590 shares subject to options which are exercisable within 60 days of February 25, 2011. All of these shares are vested and thus are not subject to repurchase by the Company.

(16)	Represents 76,590 shares subject to options which are exercisable within 60 days of February 25, 2011. All of these shares are vested and thus are not subject to repurchase by the Company.

(17)	Represents 60,324 shares subject to options which are exercisable within 60 days of February 25, 2011. All of these shares are vested and thus are not subject to repurchase by the Company.

(18)	Includes 25,382 shares subject to options which are exercisable within 60 days of February 25, 2011. 13,912 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(19)	Includes 25,628 shares subject to options which are exercisable within 60 days of February 25, 2011. 19,905 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(20)	Includes 20,894 shares subject to options which are exercisable within 60 days of February 25, 2011. 17,354 of these shares would be vested within 60 days after February 25, 2011, and thus would not be subject to repurchase by the Company.

(21)	See notes 11-20. Includes 967,378 shares subject to options which are exercisable within 60 days of February 25, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis presents the Company’s executive compensation programs and the compensation objectives with respect to our named executive officers (“NEOs”). The Company’s executive compensation program plays a significant role in attracting, motivating and retaining executives of the caliber necessary to support the company’s growth and success.

The goals of the Company’s executive compensation program are to:

•	Offer competitive compensation. Executive compensation is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at peer group companies and individual factors such as unique skills, demand in the labor market and long-term development and succession plans.

•	Align executive compensation with stockholders’ interests. Executive compensation is based upon the Company’s performance and is designed to create solid alignment with stockholders’ interests by providing an enhanced focus on long-term stockholder value creation.

The Committee has a structured process to oversee the compensation program for the Company’s NEOs and other key executive officers. The total compensation received by NEOs will vary based on individual and corporate performance measured against annual and long-term performance goals. Executive compensation is comprised of a mix of base salary, annual cash incentive compensation, and long-term incentive awards with the purpose of aligning to stockholder interests.

The Company utilizes annual cash compensation (base salary and annual incentive compensation) to appropriately recognize each individual officer’s scope of responsibility, role in the organization, experience and contributions. The Company’s current annual incentive plan design for the executive officers, which utilizes a measure of Return on Invested Capital, has a long-term focus that is accomplished over three to four years and focuses on incenting specific business improvements that are evaluated annually.

A substantial portion of the Company’s executive compensation is offered in the form of long-term incentive compensation, which enables the executive officers to share in the long-term growth and success of the Company. Long-term incentives currently include:

•	The Co-Chief Executive Officers’ performance units, which are based on the performance of the Company’s stock in comparison with the performance of the Russell 2000 Index, have a three-year performance period;

•	The concept president performance awards, which are based on the performance of the president’s respective concept as well as the performance of the Company’s stock, have a three-year performance period with interim annual payouts; and

•	Cash-settled stock-based awards, the value of which is based on the Company’s stock price on the settlement date, vest three years after the date of grant;

In addition, the Company provides benefit programs that are competitive within the Company’s defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company’s full-time employees.

Overview of 2010 Operating Performance

The Company’s fiscal 2010 financial performance was a key factor in the compensation decisions and outcomes for the fiscal year. Below are a few highlights of the Company’s results for fiscal 2010:

•	Consolidated revenue increased 1.2% to $1.2 billion, primarily due to sales from new restaurant openings, an increase in the average ticket at Pei Wei restaurants and an increase in guest traffic at both Bistro and Pei Wei restaurants, partially offset by the impact of one fewer operating week in fiscal 2010;

•	Income from continuing operations, net of tax, increased 6.6%, to $46.6 million primarily due to lower preopening expense, lower cost of sales and the net benefit of discrete items in income tax expense; and

•	Diluted income per share from continuing operations, net of tax, increased 7.5% to $2.01 due to higher income from continuing operations, combined with the benefit of lower diluted shares outstanding, principally resulting from share repurchases.

Overview of 2010 Compensation Outcomes

In light of the challenging economic climate, no salary increases for executive officers were approved by the Committee in fiscal 2010. In addition, although the Company’s Return on Invested Capital improved during fiscal 2010 compared to fiscal 2009, the magnitude of such increase was less than the previous year. As a result, annual incentive payouts to executive officers for fiscal 2010 decreased due to a decline in the Company’s Performance Multiplier from 115% in fiscal 2009 to 98% in fiscal 2010. Although base salary and annual cash incentives for fiscal 2010 reflect the short-term impact of the challenging business environment, our long-term incentive awards were issued at target levels because those awards have a three-year performance period and are not based on 2010 Company performance.

The following significant changes occurred during fiscal 2010 or are planned for fiscal 2011. These items are discussed in further detail below.

•	The retirement of Robert T. Vivian, Co-Chief Executive Officer, at the end of fiscal 2011;

•	The appointment of director, F. Lane Cardwell, Jr., to President of P.F. Chang’s China Bistro concept effective March 1, 2011; and

•	The adoption of the Concept Presidents Performance Award Plan beginning fiscal 2011.

Executive Officers

The following executive officers of the Company held the following positions at the end of fiscal 2010:

Name	Position Held With the Company	Age

Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	56
Robert T. Vivian	Co-Chief Executive Officer	52
R. Michael Welborn	Director, Executive Vice President and President, Global Brand Development	59
Mark D. Mumford	Chief Financial Officer	49
Kevin C. Moylan	President of Pei Wei Asian Diner	52
Richard K. Tasman	Chief Operating Officer of P.F. Chang’s China Bistro	53

Richard L. Federico is being considered for re-election to the position of director of the Company. See “Directors” for a discussion of Mr. Federico’s business experience.

Robert T. Vivian is currently in the position of director of the Company. See “Directors” for a discussion of Mr. Vivian’s business experience.

R. Michael Welborn is being considered for re-election to the position of director of the Company. See “Directors” for a discussion of Mr. Welborn’s business experience.

Mark D. Mumford has served as Chief Financial Officer of the Company since March 2006. Prior to joining the Company, Mr. Mumford served as Chief Accounting Officer and Vice President Finance for PetSmart, Inc. where he led all facets of accounting, finance and reporting, and was involved in investor relations. Mr. Mumford’s background includes more than 20 years of extensive financial and operational experience in the restaurant, retail and high technology industries.

Kevin C. Moylan was appointed President of the Pei Wei Asian Diner concept in January 2011 after serving as Chief Operating Officer for the Pei Wei concept operations since 2007. Mr. Moylan was appointed an executive officer of the Company in February 2010. Prior to 2007, Mr. Moylan served as a Pei Wei Regional Vice President since joining the Company in 2001. Mr. Moylan has over 25 years of experience in restaurant operations leadership. Prior to joining the Company, he served as President and CEO of Champps Americana Inc. Mr. Moylan has also worked with several other restaurant companies including TGI Friday’s and Peasant Restaurants.

Richard K. Tasman joined the Company in January 1998 and has served as Chief Operating Officer for the P.F. Chang’s concept operations since July 2007. He was appointed an executive officer of the Company in February 2010. From 2004 through 2007, Mr. Tasman served as a P.F. Chang’s Regional Vice President. Prior to 2004, he served as a P.F. Chang’s Market Partner and developed the first P.F. Chang’s restaurants in Illinois and Michigan. Mr. Tasman has over 30 years of experience in restaurant operations leadership. Prior to joining the Company, Mr. Tasman was a multi-unit operator at Boston Market and Brinker International and also held general manager roles at various restaurants within S&A Restaurant Corp.

Departure of Executive Officer

In December 2010, Robert T. Vivian, Co-Chief Executive Officer, announced his retirement from the Company at the end of fiscal 2011. Over the course of fiscal 2011, Richard L. Federico, Co-Chief Executive Officer, and Mark D. Mumford, Chief Financial Officer, will assume responsibility of Mr. Vivian’s duties.

Appointment of Executive Officer

In February 2011, the Company announced the appointment of director, F. Lane Cardwell, Jr., as President of P.F. Chang’s China Bistro concept effective March 1, 2011. Mr. Cardwell served on the Board as a non-employee director. Upon becoming an employee director on March 1, 2011, he no longer serves as a member of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee. After the announcement of his appointment as the President of P.F. Chang’s China Bistro concept, Mr. Cardwell did not participate in any decisions related to executive compensation.

Compensation and Executive Development Committee Composition and Charter

The Committee assists the Board in fulfilling its responsibilities for determining the compensation provided to the Company’s executive officers. The Committee’s charter is to:

•	collaborate with executive management in developing a compensation philosophy;

•	evaluate and approve compensation for the executive officers; and

•	oversee the general employee benefit programs as well as the Company’s annual and long-term incentive compensation plans and employee stock purchase plan.

The Committee is comprised of three non-employee directors of the Company, Ms. Rhoades, Ms. Hudson and Mr. Shennan. As discussed above, Mr. Cardwell’s service as a member of the Committee terminated effective March 1, 2011, and he did not participate in any executive compensation decisions made by the Committee after his appointment as President of P.F. Chang’s China Bistro concept. Currently, no replacement for Mr. Cardwell is expected to be appointed. Each member of the Committee meets the independence requirements specified by NASDAQ, applicable SEC rules and Section 162(m) of the Code, as determined annually by the Board. The Committee held five (5) formal meetings during fiscal 2010. The Chair of the Committee reports the Committee’s actions and recommendations to the full Board following each Committee meeting. Each Board meeting also includes an executive session among only the independent directors in which executive compensation, executive development and succession planning matters are discussed as appropriate.

The Committee’s complete charter is available on the Company’s website at www.pfcb.com.

Compensation Consultants

The Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. In accordance with the authority granted under its charter, the Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) as an independent outside compensation consultant, to advise the Committee from time to time regarding matters related to executive compensation with services including, but not limited to, executive compensation benchmarking, compensation program design and peer group analysis.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including annual and long-term incentive compensation programs. The Committee and both Co-Chief Executive Officers (Mr. Federico and Mr. Vivian) annually review the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating Committee annually review the performance of each Co-Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

Compensation Objectives

The objectives of the Company’s executive officer compensation policies are to:

•	attract, motivate and retain exceptional executive officers and reward appropriately those executive officers who contribute to the Company’s growth and success, both operationally and strategically;

•	align executive officer compensation with the Company’s performance and the interests of its stockholders; and

•	motivate executive officers to achieve the Company’s business objectives.

These objectives guide the design and administration of compensation and benefit programs for the Company’s officers, other executives, and the general workforce. The Committee has continued to employ the following key strategies in support of the compensation objectives:

•	Use total annual cash compensation (base salary and annual incentive compensation) to appropriately recognize each individual officer’s scope of responsibility, role in the organization, experience and contributions.

•	Use long-term incentives to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in the long-term growth and success of the Company. Such incentives may take the form of non-qualified stock options, stock appreciation rights, restricted stock or cash units, restricted stock awards, performance units, performance awards and participation in a tax-qualified employee stock purchase plan.

•	Provide benefit programs that are competitive within the Company’s defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company’s full-time employees.

The Committee refers to external benchmarks as part of its due diligence in determining salary and target award amounts, which include reviewing compensation surveys, peer group companies noted below in this report and other data to enable the Committee to compare the Company’s compensation levels with those of other companies with which it competes for talent and stockholder investment. During fiscal 2010, the Committee oversaw management’s risk assessment of the Company’s compensation programs and concluded that the structure and operation of the programs did not pose a material risk to the Company.

Determining Executive Compensation

The Company has structured its executive compensation program to motivate and reward executives for achieving the business goals of the Company. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

The Committee compares compensation levels and mix against a peer group of restaurant companies. The peer group consists of restaurant companies that are comparable to the Company when evaluating business characteristics, operating results and the potential pool of executive talent. The companies in the peer group are reviewed periodically and changes are made as appropriate. The peer group companies for fiscal 2010 and fiscal 2011 are:

BJ’s Restaurants	Bob Evans	Brinker International
Buffalo Wild Wings	California Pizza Kitchen	CEC Entertainment
Cheesecake Factory	Chipotle	Cracker Barrel
DineEquity	Panera Bread	Red Robin
Ruby Tuesday	Texas Roadhouse

In order to align executive compensation levels with the Company’s stated compensation objectives regarding competitiveness, the Committee has established an overall pay-positioning strategy for total direct compensation (base salary, targeted annual incentive compensation and targeted long-term incentive compensation) for executive officers between the 50th to 75th percentiles of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this targeted range may occur as dictated by the experience level of the individual and market factors, such as demand for, and availability of, qualified candidates for a particular position.

A significant percentage of total compensation for the Company’s executive officers is allocated to incentive compensation as a result of the compensation objectives mentioned above. The Committee reviews relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Once the Committee establishes an appropriate level of base annual salary for each executive officer, annual cash incentive compensation and long-term incentive compensation targets are determined as a percentage of base annual salary using the information discussed above to formulate a comprehensive compensation package for each named executive officer that meets the Committee’s stated compensation objectives.

For fiscal 2010, total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the named executive officers as a group approximated the range for peer group companies. The base salaries as well as the annual and long-term incentive compensation for the Company’s named executive officers taken as a group and individually were between the 50th to 75th percentiles of the target compensation ranges for the peer group companies.

Compensation Components and Processes

Annual Base Salary

The annual salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies and individual factors such as unique skills, demand in the labor market, and longer-term development and succession plans.

The Committee typically reviews executive officer salaries annually after the end of each fiscal year. At its February 10, 2011 meeting, the Committee reviewed the Company’s fiscal 2010 performance, peer group information and recommendations for salary adjustments for the named executive officers for fiscal 2011. In light of the foregoing factors, modest increases to base salaries, representing a 3.9% increase on average, for Mr. Welborn, Mr. Mumford and Mr. Tasman were approved. Additionally, Mr. Vivian’s salary was adjusted to $350,000 to reflect the planned reduction in his responsibilities in connection with his announced retirement from the Company at the end of fiscal 2011. Mr. Moylan was appointed President of Pei Wei Asian Diner at the end of fiscal 2010, and his annual base salary was increased to $300,000 in conjunction with this promotion. Upon the request of Mr. Federico, no increase was made to his salary for fiscal 2011.

The following table shows annual base salaries for the named executive officers for the current year and each of the past two years:

	Annual Base Salary
Executive Officer	2011	2010	2009

Richard L. Federico	$696,280	$696,280	$676,000
Robert T. Vivian	350,000	600,000	600,000
R. Michael Welborn	386,000	374,920	364,000
Mark D. Mumford	345,000	329,600	320,000
Kevin C. Moylan(1)	300,000	247,200	—
Richard K. Tasman(1)	295,000	283,250	—

(1)	Mr. Moylan and Mr. Tasman became named executive officers during fiscal 2010.

Annual Incentive Compensation

The Company maintains an annual Officer Bonus Plan (the “Bonus Plan”) designed to reward achievement of specified levels of financial and individual performance.

2010 and 2011 Annual Incentive Targets

The Company believes that measuring annual performance and determining annual incentive payouts utilizing long-term measures, such as Return on Invested Capital (“ROIC”), creates solid alignment between executive compensation and stockholder interests by providing an enhanced focus on long-term stockholder value creation. Accordingly, annual bonuses paid to the Company’s executive officers under the fiscal 2010 Bonus Plan were based on the Company’s current fiscal year ROIC relative to both the current fiscal year Weighted Average Cost of Capital (“WACC”) and the prior fiscal year ROIC. The Company’s ROIC for any given fiscal year is calculated as Net Operating Profit After-Tax divided by Total Invested Capital.

The following salary multipliers are used in the bonus determination for each executive officer:

	Co-Chief Executive	Chief Financial	Executive Vice	Concept	Concept Chief
	Officers	Officer	President	President	Operating Officer

Salary multiplier	100%	60%	60%	60%	50%

The actual fiscal year cash bonus payout for each executive officer is calculated by multiplying each executive’s annual base salary by his salary multiplier and the current fiscal year company performance multiplier. The company performance multiplier is defined as follows:

Company Performance Multiplier = (Current Year ROIC divided by Current Year WACC) multiplied by
(Current Year ROIC divided by Prior Year ROIC)

The Company Performance Multiplier for fiscal 2010 was 98% and such amount was applied to the salary multiplier for each executive officer to determine the amount of each officer’s fiscal 2010 annual incentive payment. See the Summary Compensation Table for related amounts.

The Committee approved the fiscal 2011 Bonus Plan, which is identical in form to the 2010 Bonus Plan, at its February 28, 2011 meeting.

Long-Term Incentive Compensation

The Company believes in a strong alignment of interests between its executive officers and its stockholders. As such, long-term incentives are designed to emphasize sustained performance over multiple years to help build stockholder value. Such incentives may be equity-classified or liability-classified but all awards have a strong linkage to the Company’s stock performance and other long-term measures.

2010 Long-Term Incentives

Cash-Settled Stock-Based Awards

Fiscal 2010 long-term incentive awards granted to employees and executive officers (excluding Mr. Federico and Mr. Vivian who received the performance unit awards discussed below) were made in the form of cash-settled stock-based awards (restricted cash units or “RCUs”), which vest three years after the date of grant. The settlement value of RCUs is based on the Company’s stock price on the settlement date and therefore such awards strongly align with the interests of the Company’s stockholders. RCUs are settled in cash rather than through the issuance of additional shares; therefore, such awards eliminate the potential stockholder dilution impact that resulted from previous equity award issuances. Additionally, RCUs receive variable accounting treatment under the current accounting literature, which enables the Company to achieve better matching of the share-based compensation expense recognized for financial statement purposes with the ultimate value received by employees.

Historically and through fiscal 2011, the Committee granted share-based awards to the executive officers and employees after the end of each second fiscal quarter, and the Board was granted share-based awards after the annual shareholder meeting. During February 2011, the Committee decided that for years commencing after January 1, 2012, the grant date of share-based awards for the executives and employees will coincide with the grant of the awards to the Board of Directors.

Performance Units

On February 16, 2009, the Committee approved the award of 600,000 performance units to each of the Company’s Co-Chief Executive Officers, Mr. Federico and Mr. Vivian, pursuant to the Company’s 2006 Equity Incentive Plan. Each award will vest on January 1, 2012, at which time the value of such awards, if any, will be determined and paid in cash.

The cash value of the performance units will be equal to the amount, if any, by which the Company’s final average stock price, as defined, exceeds the strike price. The strike price will be adjusted, either up or down, based on the percentage change in the Russell 2000 Index during the performance period, as defined, which approximates three years. The total value of the performance units at issuance was subject to a maximum value of $12.50 per unit. If the Company’s stock appreciation is less than the Russell 2000 Index, the performance units will have no value. In the event of an executive’s involuntary separation without cause or due to a change in control (as both terms are defined in the executive employment agreements) prior to the end of the performance period, the performance period will end and the maximum value per unit may be calculated at a reduced amount. Additionally, if the Company’s final average stock price declines compared to the original strike price, the total value of the performance units, if any, will be reduced by 50%. The performance units were granted in February 2009, and since the grant date, the Russell 2000 Index has increased 69% while the Company’s stock has appreciated 155% as of January 2, 2011.

On December 14, 2010, the Committee approved the modification of the performance units granted to Mr. Vivian in connection with his planned retirement at the end of fiscal 2011. The total value of the performance units will be subject to a maximum value of $9.00 per unit, a reduction from the previous maximum value of $12.50 per unit. All other terms remain the same as specified in the original award agreement.

It remains the Committee’s intent that the granting of these performance units has satisfied the long-term incentive needs of Mr. Federico and Mr. Vivian during the term of these awards, and as a result, the Committee does not intend to grant RCUs to Mr. Federico and Mr. Vivian in fiscal 2011.

2011 Long-Term Incentives

Concept Presidents Performance Award Plan

In December 2010, the Committee approved the adoption of the Concept Presidents Performance Award Plan (“Performance Award Plan”), which is a sub-plan under the Company’s 2006 Equity Incentive Plan. The effective date of the Performance Award Plan is January 3, 2011. The Performance Award Plan was established to provide compensation for performance at both the concept and Company level for each of the concept presidents:

R. Michael Welborn, Executive Vice President and President, Global Brand Development, Kevin C. Moylan, President of Pei Wei Asian Diner concept and F. Lane Cardwell, Jr., President of P.F. Chang’s China Bistro concept. The performance period for the initial performance awards is the approximate three-year fiscal period ending on December 29, 2013.

The performance award is based on the performance of each president’s respective concept during each fiscal year in the performance period as well as year-over-year performance during that period. For Mr. Welborn, the performance award is based on (1) 2% of the revenues of Global Brand restaurants plus 6% of the amount by which the revenues of Global Brand restaurants increased or decreased as of the end of the fiscal year; and (2) 1% of the revenues of Unilever retail products plus 3% of the amount by which the revenues of Unilever retail products increased or decreased as of the end of the fiscal year. For Mr. Moylan, the performance award is based on the sum of 0.5% of Pei Wei Asian Diner concept’s net income and 8% of year-over-year change in Pei Wei Asian Diner concept’s net income. For Mr. Cardwell, the performance award is based on the sum of 0.1% of P.F. Chang’s China Bistro concept’s net income and 8% of year-over-year change in P.F. Chang’s China Bistro concept’s net income. Amounts determined based on these performance awards are credited annually to an account. The participant will receive payment for one-third of any positive account balance after the end of each fiscal year in the performance period. Prior to the annual payment, the award is adjusted by the percentage change in the Company’s stock price over the performance year. The maximum amount that may be credited to any participant’s account under the Performance Award Plan is $1.0 million during the three year performance period.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) in which all employees, including the executive officers, may choose to participate. Participants are currently able to purchase shares of the Company’s common stock with a value of up to $6,250 at a price equal to 95% of the fair market value of the stock at the end of each three-month offering period for the ESPP. The Committee continues to believe that this is an effective vehicle for enabling executives and employees to increase their ownership position in the Company, thereby promoting a closer link between the interests of employees and the Company’s stockholders.

Restoration Plan

Effective July 1, 2007, the Company adopted a Restoration Plan, a nonqualified unfunded deferred compensation plan which allows the named executive officers and highly compensated employees with six months of service to defer receipt of a portion of their compensation and contribute such amounts to one or more investment funds. The employees’ accounts, which consist of employee contributions and employer match contributions, are credited with returns based on the investment funds they selected. The maximum aggregate amount deferrable under the Restoration Plan is 75% of base salary and 100% of cash incentive compensation. The Company makes bi-weekly matching contributions in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,675 during fiscal 2010. Company match contributions to the Restoration Plan commence after one year of service and a minimum of 1,000 hours worked. Matching contributions vest at the rate of 20% each year beginning after the employee’s second year of service. For the fiscal year ended January 2, 2011, the Company’s matching contribution expense for all employees participating in the Restoration Plan was $0.2 million. The Restoration Plan provides executives with an opportunity to achieve retirement income security and acts as an additional means to help the Company retain its executive officers.

The following table summarizes certain activity for the named executive officers who participated in the Restoration Plan during fiscal 2010:

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	($)(1)	($)(1)	($)(2)	Distributions ($)	($)(3)

Richard L. Federico	320,822	3,675	104,826	—	1,083,388
R. Michael Welborn	14,997	3,675	14,788	—	81,882
Kevin C. Moylan	7,416	1,854	3,754	—	33,515

(1)	All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table. Company contributions reflect the employer match contribution by the Company during fiscal 2010.

(2)	Aggregate earnings represent unrealized holding gains related to the named executive officer’s investments, and these amounts have not been reported as compensation to the named executive officer.

(3)	Aggregate balance represents the named executive officer’s Restoration Plan balance as of the end of fiscal 2010.

Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. The Committee periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive officers. The benefits and perquisites available to the executive officers are also generally available to the Company’s home office employees, multi-unit management and key restaurant leadership.

Executive Stock Ownership Requirements

As stated above, one of the goals of the Company’s executive compensation program is to align the interests of its executives with those of its stockholders. Accordingly, the Company maintains stock ownership guidelines for its named executive officers. The guidelines are intended to encourage retention and to further align the financial interests of executive officers with those of its stockholders. The guidelines are based on a multiple of base salary for each position. Each co-chief executive officer must own at least four times his base salary, each president and chief financial officer must own at least two times his base salary and each chief operating officer must own at least a level equal to his base salary. In fiscal 2010, the Committee updated the stock ownership guidelines. Under the updated guidelines, executives are able to count shares that are owned, including shares which have vested under restricted stock award grants, and the value of unexercised options that were in-the-money on the vesting date. Each executive has four years from the initiation of the program or the time he becomes a named executive officer subject to the stock ownership guidelines to comply with the foregoing guidelines. All named executive officers are in compliance with the stock ownership requirements, except for Mr. Mumford and Mr. Moylan who have not yet been subject to the guidelines for four years and are working toward making the required investment.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into employment agreements with Mr. Federico, Mr. Vivian, Mr. Welborn and Mr. Mumford. The agreements are substantially identical. They each provide for an initial three-year term and automatic renewal for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The agreements prohibit these officers from competing with the Company in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination. The employment agreements of Mr. Federico and Mr. Vivian were amended during fiscal 2009 to align the end of the term with the January 1, 2012 vesting date of the performance units.

Each of the employment agreements also provides for severance payments upon termination and after a change of control of the Company. The Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the Company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments upon Termination or Change in Control.”

Tax Implications

The Company has considered the provisions of the Internal Revenue Code of 1986, as amended, and the related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers (other than the chief financial officer) at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Company’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

The Company has also taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Compensation Information

Summary Compensation Table

The following table sets forth information for fiscal years 2010, 2009 and 2008 concerning the compensation of the named executive officers of the Company who were serving in such capacity as of the end of the Company’s last completed fiscal year.

				Equity-Based Compensation
							Change in
							Pension Value
					Cash-Settled	Cash-Settled	and Nonqualified
				Restricted	Stock-	Performance	Deferred
				Stock	Based	Unit	Compensation	All Other
		Salary	Bonus	Awards	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Richard L. Federico	2010	696,280	682,354	—	—	—	3,675	34,312	1,416,621
Chairman and Co-Chief	2009	710,580	817,167	—	—	1,926,000	3,675	2,616	3,460,038
Executive Officer	2008	676,000	739,200	777,231	—	—	3,375	8,949	2,204,755
Robert T. Vivian	2010	600,000	588,000	—	—	—	—	25,216	1,213,216
Co-Chief Executive	2009	617,615	710,258	—	—	1,926,000	—	4,835	3,258,708
Officer	2008	458,000	500,800	606,900	—	—	—	6,196	1,571,896
R. Michael Welborn	2010	374,920	220,453	—	426,953	—	3,675	26,143	1,052,144
Executive Vice	2009	382,620	264,008	—	407,218	—	3,675	6,958	1,064,479
President and President,	2008	364,000	238,800	328,229	—	—	3,375	7,620	942,024
Global Brand
Development
Mark D. Mumford	2010	329,600	193,805	—	375,322	—	—	24,489	923,216
Chief Financial Officer	2009	336,369	232,095	—	349,038	—	—	3,185	920,687
	2008	320,000	234,700	291,867	—	—	—	5,242	851,809
Kevin C. Moylan(7)	2010	247,200	145,354	—	246,671	—	1,854	38,970	680,049
President of Pei Wei Asian Diner
Richard K. Tasman(7)	2010	283,250	138,793	—	246,671	—	—	40,008	708,722
Chief Operating Officer of P.F. Chang’s

(1)	Salary for fiscal 2009 reflects the impact of a 53-week fiscal year.

(2)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executives. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on grant date. These amounts reflect the Company’s total accounting expense for these awards to be recognized over the full three-year vesting term and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company’s stock on the grant date.

(3)	This column represents the total grant date fair value of cash-settled stock-based awards granted to each of the applicable named executives. The fair value of cash-settled stock-based awards was calculated based upon the sum of (a) the closing market price of the Company’s common stock on the grant date and (b) the estimated fair value of a hypothetical three-year stock option calculated using a Black-Scholes option pricing model. The grant-date fair value per unit was $44.21 in fiscal 2009 and $56.55 in fiscal 2010. The amounts shown in this column reflect the Company’s total accounting expense for these awards to be recognized over the full three-year vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The fair value per unit as of January 2, 2011 was $56.64 for fiscal 2009 grant and $63.22 for fiscal 2010 grant. Additionally, amounts shown do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of cash-settled stock-based awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company’s stock on the grant date.

(4)	Cash-settled performance units were issued to each of the Company’s Co-CEOs during 2009 and such awards has satisfied the long-term incentive needs of Mr. Federico and Mr. Vivian during the approximately three-year term of these awards such that no additional long-term incentives are anticipated to be issued prior to the vesting of such awards. See Long-Term Incentives section for further information regarding cash-settled performance units.

This column represents the total grant date fair value of cash-settled performance unit awards granted to each of the applicable named executives. The fair value of cash-settled performance unit awards was calculated using a Monte Carlo simulation model which incorporates historical performance, volatility and correlation of the Company’s stock price and the Russell 2000 index. The grant-date fair value per unit was $3.21 and the awards contain a maximum value at vesting of $12.50 per unit for Mr. Federico and $9.00 per unit for Mr. Vivian. The amounts shown in this column reflect the Company’s total accounting expense for these awards to be recognized over the full vesting term as calculated on the grant date. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary. The fair value per unit as of January 2, 2011 was $8.30 per unit for the units with a maximum value of $12.50 per unit and $6.41 per unit for the units with a maximum value of $9.00 per unit. Additionally, amounts shown do not correspond to the actual value that may be recognized by the executives. The actual value, if any, that an executive may realize upon vesting of cash-settled performance unit awards will depend on the relative performance of the Company’s stock and the Russell 2000 index over the award term, so there is no assurance that the value realized by an executive will be at or near the grant date award value.

(5)	A portion of the salary may have been contributed to the Restoration Plan. The Company makes bi-weekly matching contributions to the Restoration Plan in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,675 in fiscal 2010 and 2009 and $3,375 in fiscal 2008. The total Company matching contribution amount is presented in the deferred compensation column.

(6)	See the All Other Compensation table below for further details.

(7)	Mr. Moylan and Mr. Tasman became named executive officers during fiscal 2010.

All Other Compensation Table

The following table sets forth information regarding the detail comprising the “All Other Compensation” column of the Summary Compensation Table shown above.

					Partner
					Distributions	Total All
		Lucky Cat			and Other	Other
		Dining Card	ESPP	Dividends	Bonuses	Compensation
Name and Principal Position	Year	Usage ($)(1)	($)(2)	($)(3)	($)(4)	($)

Richard L. Federico	2010	5,000	1,074	28,238	—	34,312
Chairman and Co-Chief Executive Officer	2009	1,106	1,510	—	—	2,616
	2008	7,815	1,134	—	—	8,949
Robert T. Vivian	2010	1,487	1,679	22,050	—	25,216
Co-Chief Executive Officer	2009	3,230	1,605	—	—	4,835
	2008	2,828	3,368	—	—	6,196
R. Michael Welborn	2010	3,263	1,679	21,201	—	26,143
Executive Vice President and	2009	5,353	1,605	—	—	6,958
President, Global Brand Development	2008	4,100	3,520	—	—	7,620
Mark D. Mumford	2010	5,858	—	18,631	—	24,489
Chief Financial Officer	2009	3,185	—	—	—	3,185
	2008	5,242	—	—	—	5,242
Kevin C. Moylan	2010	443	—	10,734	27,793	38,970
President of Pei Wei Asian Diner
Richard K. Tasman	2010	5,171	371	10,954	23,512	40,008
Chief Operating Officer of P.F. Chang’s

(1)	Each executive receives a “Lucky Cat Dining Card” for use at any of the Company’s Bistro or Pei Wei restaurants. The annual Lucky Cat card usage amount is included in the executive’s taxable income.

(2)	Represents the benefit received upon the purchase of the Company’s common stock pursuant to the Company’s Employee Stock Purchase Plan at a price equal to 95% of the fair market value.

(3)	In February 2010, the Board approved the initiation of a quarterly variable cash dividend. The amount of the cash dividend is calculated based on 45% of the Company’s quarterly net income. The executives’ unvested restricted stock awards are eligible to receive dividends, and their unvested RCUs are eligible to receive dividend-equivalents. The executives received cash dividend payments on the unvested awards outstanding.

(4)	Mr. Moylan, under his company Glendalough Development, receives distributions from its ownership interests in three Pei Wei restaurants. His company owns an average 4% interest in each of the three restaurants. Mr. Tasman receives residual payments from an incentive program he participated in as the Bistro Regional Vice President for the Northeast/Midwest region that rewarded improvements in the operating performance of the restaurants in his region.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of share-based awards made during the fiscal year ended January 2, 2011, to the persons named in the Summary Compensation Table.

		Cash-settled	Grant date fair	Total grant
		stock-based	value per unit	date fair
Executive Officer	Grant Date	awards(1)	($)(2)	value ($)(3)

R. Michael Welborn	8/2/10	7,550	56.55	426,953
Mark D. Mumford	8/2/10	6,637	56.55	375,322
Kevin C. Moylan	8/2/10	4,362	56.55	246,671
Richard K. Tasman	8/2/10	4,362	56.55	246,671

(1)	This column shows the number of cash-settled stock-based awards granted to the applicable named executive officers during fiscal 2010. All grants cliff vest after three years. No awards were granted to Mr. Federico and Mr. Vivian during fiscal 2010 as the performance unit awards granted during fiscal 2009 were intended to satisfy their future long-term incentive needs during the term of the awards. See Long-Term Incentive Compensation for further details.

(2)	This column shows the grant date fair value per unit of cash-settled stock-based awards granted during fiscal 2010. See notes to Summary Compensation Table for details on the calculation of fair value.

(3)	This column shows the total grant date fair value of cash-settled stock-based awards granted during fiscal 2010. The amounts shown in this column reflect the Company’s initial estimate of total accounting expense based on the grant date fair value of these awards to be recognized over the full three-year vesting term. Due to the cash-settlement feature of these awards, they are considered to be liability awards which require the fair value to be recalculated at the end of each reporting period with a cumulative expense adjustment recognized, if necessary.

Outstanding Share-Based Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and other share-based awards previously awarded to the Company’s named executive officers as of January 2, 2011.

	OPTION AWARDS
		Number of
	Number of	securities
	securities	underlying				OTHER SHARE-BASED AWARDS
	underlying	unexercised				Number of	Value of
	unexercised	options (#)	Option	Option	Option	unvested	unvested
	options (#)	Unexercisable	Exercise	Vesting Date	Expiration	shares/units	shares/units	Vesting date
Executive Officer	Exercisable	(1)	Price ($)(2)	(3)	Date	(#)(4)	($)(5)	(6)

Richard L. Federico	50,000	—	$45.99	7/25/2008	7/25/2013
	40,000	—	$43.97	7/23/2009	7/23/2014
	24,000	—	$56.99	7/29/2010	7/29/2015
	88,333	11,667	$30.05	7/28/2011	7/28/2016
						44,823	$2,172,123	10/27/2011
						600,000	$4,980,000	1/1/2012
Robert T. Vivian	45,000	—	$45.99	7/25/2008	7/25/2013
	40,000	—	$43.97	7/23/2009	7/23/2014
	25,000	—	$56.99	7/29/2010	7/29/2015
	51,233	6,767	$30.05	7/28/2011	7/28/2016
						35,000	$1,696,100	10/27/2011
						600,000	$3,846,000	1/1/2012
R. Michael Welborn	15,000	—	$39.54	4/9/2004	4/9/2013
	15,000	—	$50.05	4/26/2005	4/26/2014
	50,000	—	$58.50	5/6/2010	5/6/2015
	50,000	—	$56.99	7/29/2010	7/29/2015
	41,958	5,542	$30.05	7/28/2011	7/28/2016
	28,382	13,153	$33.57	7/30/2012	7/30/2017
						18,929	$917,299	10/27/2011
						9,211	$446,365	7/27/2012
						7,550	$365,873	8/2/2013
Mark D. Mumford	3,750	6,251	$43.22	5/5/2011	5/5/2016
	527	922	$30.05	7/28/2011	7/28/2016
	2,423	11,509	$33.57	7/30/2012	7/30/2017
						16,832	$815,679	10/27/2011
						7,895	$382,592	7/27/2012
						6,637	$321,629	8/2/2013
Kevin C. Moylan	2,000	—	$43.97	7/23/2009	7/23/2014
	11,499	3,501	$45.17	2/20/2012	2/20/2017
	2,660	1,234	$33.57	7/30/2012	7/30/2017
						8,500	$411,910	10/27/2011
						5,263	$255,045	7/27/2012
						4,362	$211,383	8/2/2013
Richard K. Tasman	10,000	—	$55.67	1/3/2010	1/3/2015
	158	1,109	$30.05	7/28/2011	7/28/2016
	8,318	6,043	$33.57	7/30/2012	7/30/2017
						8,500	$411,910	10/27/2011
						5,263	$255,045	7/27/2012
						4,362	$211,383	8/2/2013

(1)	All options to purchase shares of common stock of the Company issued to the named executive officers are immediately exercisable. However, unvested shares are subject to a right of repurchase by the Company in the event of the executive’s termination of service with the Company. The amounts in this column represent the number of shares that were unvested at January 2, 2011.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date.

(3)	Represents the date on which all options included in this award are vested. The Company grants stock option awards with a five-year vesting schedule. One-fifth (1/5) of the option award vests on the first anniversary of the grant date. The remainder of the option award vests in monthly increments over the subsequent four-year period.

(4)	Represents the number of unvested restricted stock awards, cash-settled stock-based awards and cash-settled performance unit awards, as applicable, at January 2, 2011. All executive officers were granted restricted stock awards during fiscal 2008. Mr. Federico and Mr. Vivian were each granted cash-settled performance unit awards during fiscal 2009. Mr. Welborn and Mr. Mumford were each granted cash-settled stock-based awards during fiscal 2009 and fiscal 2010. Mr. Moylan and Mr. Tasman were each granted cash-settled stock-based awards during fiscal 2010.

(5)	Represents the market value of the unvested restricted stock awards, cash-settled stock-based awards and cash-settled performance units, as applicable, at January 2, 2011. The market value of restricted stock awards and cash-settled stock-based awards was calculated based on the closing market price of the Company’s common stock as of January 2, 2011. The market value of the cash-settled performance units was calculated based on the estimated fair value as of January 2, 2011.

(6)	Represents the date on which shares/units will be fully vested. The Company grants restricted stock awards and cash-settled stock-based awards with a three-year cliff vesting schedule. Cash-settled performance unit awards have a vesting term of approximately three years.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning stock option exercises and shares acquired on the vesting of restricted stock awards by the named executive officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Executive Officer	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Richard L. Federico	167,000	3,588,756	—	—
Robert T. Vivian	95,000	1,775,379	—	—
R. Michael Welborn	15,000	222,248	—	—
Mark D. Mumford	93,861	591,521	—	—
Kevin C. Moylan	—	—	1,832	76,565
Richard K. Tasman	6,619	133,530	1,627	67,358

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised.

(2)	Based on the market price of our common stock on the date of vesting multiplied by the number of vested restricted stock awards.

Potential Payments upon Termination or Change in Control

As noted above, the Company has entered into employment agreements with Mr. Federico, Mr. Vivian, Mr. Welborn and Mr. Mumford that require the Company to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination for Cause

All of the employment agreements provide that if the named executive officer is terminated for “Cause”, the executive officer will be entitled to receive only his base salary then in effect, pro-rated to the date of termination.

For purposes of all the employment agreements, “Cause” is defined as: (a) executive’s theft, dishonesty, or falsification of any Company documents or records; (b) executive’s improper use or disclosure of Company’s confidential or proprietary information; (c) any action by executive which has a detrimental effect on the Company’s reputation or business; (d) executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs executive’s ability to perform executive’s duties with Company.

Termination Without Cause or Termination for Good Reason

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of one and one-half times the named executive officer’s base salary then in effect on the date of termination or the balance of executive’s base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement;

•	accelerated vesting of all unvested portions of the named executive officer’s share-based compensation awards; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term of his employment agreement, or (b) one and one-half years (the “Continuation Period”); provided the Company’s insurance carrier allows for continuation. In the event the Company’s insurance carrier does not allow coverage continuation, the Company will pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

Termination Upon Change of Control

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause or if the named executive officer terminates his employment for “Good Reason” within 24 months after a change in control (as defined in the employment agreement), the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of two times the named executive officer’s base salary then in effect on the date of termination or the balance of the named executive officer’s base salary due for the remainder of the current term of the agreement; plus (b) the greater of two times (i) the average cash bonus paid to the named executive officer for each of the years completed under the terms of the agreement or (ii) the named executive officer’s annual target bonus;

•	accelerated vesting of all unvested portions of the named executive officer’s share-based compensation awards and the ability to exercise all stock options for a period of three years from the date of termination of employment provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term, or (b) two years; provided the Company’s insurance carrier allows for continuation. In the event the Company’s insurance carrier does not allow such coverage continuation, the Company agrees to pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

For purposes of all the employment agreements, “Good Reason” means any one or more of the following without the named executive officer’s written consent, (i) the assignment to the named executive officer of any duties, or any limitation of his responsibilities, substantially inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to the date of the “Change in Control”; (ii) the relocation of the principal place of the officer’s service to a location that is more than fifty (50) miles from the officer’s principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the named executive officer than the travel requirements existing immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, the named executive officer’s cash compensation in effect immediately prior to the date of the Change in Control.

For purposes of all the employment agreements, a Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; (ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

280G Tax Gross-Up

Upon a termination of a named executive officer after a Change in Control of the Company, each named executive officer may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Each of the employment agreements require the Company to reimburse the executive for such excise taxes. The total 280G tax gross-up amount in the tables below assumes that the executive is entitled to a full reimbursement by the Company for any excise taxes that are imposed upon the executive as a result of the Change in Control and is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the execution of a non-competition agreement by the executive.

The following table describes the potential payments upon termination without Cause or, after a Change in Control of the Company, termination without Cause or termination for Good Reason for each of the Company’s named executive officers covered by an employment agreement:

	Termination Without Cause			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits and
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	Perquisites ($)

Richard L. Federico	2,163,781	9,886,912	16,862	2,885,041	9,886,912	854,660	(4)
Robert T. Vivian	1,799,529	7,220,680	11,251	2,400,000	7,220,680	755,293	(5)
R. Michael Welborn	924,011	2,027,414	18,885	1,232,014	2,027,414	735,624	(6)
Mark D. Mumford	824,700	1,740,998	16,380	1,099,600	1,740,998	271,376	(7)

(1)	Assumes a termination on January 2, 2011 and payments based on the base salary at January 2, 2011 and average annual incentive for fiscal 2010, fiscal 2009 and fiscal 2008 for each executive.

(2)	Calculated based on a termination on January 2, 2011 and the closing market price of the Company’s common stock on that date.

(3)	Reflects the costs related to the continuation of health benefits for the period specified above.

(4)	Includes $22,482 for the continuation of health benefits and $832,178 for a 280G excise tax gross-up.

(5)	Includes $15,001 for the continuation of health benefits and $740,292 for a 280G excise tax gross-up.

(6)	Includes $25,179 for the continuation of health benefits and $710,445 for a 280G excise tax gross-up.

(7)	Includes $21,840 for the continuation of health benefits and $249,536 for a 280G excise tax gross-up.

Compensation of Directors

The Company reimburses non-employee directors for reasonable costs and expenses incurred in attending Board of Directors’ meetings. Each non-employee director receives annual compensation consisting of cash and share-based awards with a targeted aggregate value of $175,000. In addition, the lead independent director receives an annual retainer of $20,000, the Chair of the Audit Committee receives an annual retainer of $20,000, and the Chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $10,000.

For fiscal 2010, each director had the option to determine the amount of cash received with a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director will be granted as restricted stock units. The value of share-based awards is calculated using the same method used by the Company in valuing its share-based compensation awards under GAAP. Consistent with past practice, share-based awards will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each Annual Meeting of the Company’s stockholders. Share-based awards vest in equal monthly increments over the course of the year following the grant date. At the option of each director, the issuance of shares underlying restricted stock units may be deferred until either (a) the date on which he/she ceases serving on the board or (b) the earlier of (i) the third anniversary following grant date or (ii) the date on which he/she ceases serving on the board. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. For fiscal 2011, the directors have the same compensation options for cash and restricted stock units as fiscal 2010. Directors who are not P.F. Chang’s employees also receive an annual “Lucky Cat Dining Card” which generally entitles each holder to $5,000 for use at any of the Company’s Bistro or Pei Wei restaurants.

The following table provides information with respect to the compensation of directors:

	Fees Earned or	Equity-Based
Name(1)	Paid in Cash ($)(2)	Awards ($)(2)(3)	Total ($)

Kerrii B. Anderson	55,346	136,913	192,259
F. Lane Cardwell, Jr.(4)	—	61,846	61,846
Lesley H. Howe	97,500	101,707	199,207
Dawn E. Hudson	18,219	182,534	200,753
M. Ann Rhoades	82,813	96,475	179,288
James G. Shennan, Jr.	102,500	106,891	209,391
Kenneth J. Wessels	10,938	182,534	193,472

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. The compensation for Mr. Federico, Mr. Vivian and Mr. Welborn is reflected in the Summary Compensation Table.

(2)	For fiscal 2010, each director had the option to determine the amount of cash received with a maximum of 50% of the total compensation paid in cash. The balance of the compensation for each director was granted as restricted stock units.

(3)	This column represents total grant date fair value of restricted stock units granted to each of the applicable directors. The fair value of restricted stock units was based upon the closing market price of the Company’s common stock on the date of grant. These amounts reflect the Company’s accounting expense for these awards to be recognized over the one-year vesting term and do not correspond to the actual value that will be recognized by the directors. The actual value that a director may realize upon vesting will depend on the market price of the Company’s stock on the settlement date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company’s stock on the grant date.

(4)	Mr. Cardwell joined the board in December 2010 and received pro-rated compensation for fiscal 2010 based on the date of his appointment.

Director Stock Ownership Requirements

The Company maintains stock ownership guidelines for its independent directors. Each independent director is required to make an investment in the Company’s stock at least a level equal to his or her annual compensation of $175,000. In fiscal 2010, the Committee updated the stock ownership guidelines. Under the updated guidelines, directors are able to count shares that are owned, vested restricted stock units, and the value of unexercised options that were in-the-money on the vesting date. Directors have four years from the date that they join the Board to comply with these guidelines. All independent directors are in compliance with the stock ownership requirements, except for Ms. Anderson and Ms. Hudson who have not yet served on the board for four years and are working toward making the required investment.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND EXECUTIVE
DEVELOPMENT COMMITTEE

M. Ann Rhoades (Chairperson)
Dawn E. Hudson
James G. Shennan, Jr.

EQUITY COMPENSATION PLAN INFORMATION

Information about the Company’s equity compensation plans at January 2, 2011 was as follows:

			Number of
			Shares
			Remaining
	Number of Shares	Weighted	Available for
	to be Issued	Average Exercise	Future Issuance
	Upon Exercise of	Price of	under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans(1)

Equity compensation plans approved by shareholders(1)	1,506,044	$44.53	1,046,755	(3)
Equity compensation plans not approved by shareholders(2)	52,215	$34.33	82,642

Total	1,558,259		1,129,397

(1)	Consists of five P.F. Chang’s stock plans: 1996 Stock Option Plan, 1997 Restaurant Management Stock Option Plan, Second Amended and Restated 1998 Stock Option Plan, Amended and Restated 1998 Employee Stock Purchase Plan and 2006 Equity Incentive Plan.

(2)	Consists of P.F. Chang’s 1999 Nonstatutory Stock Option Plan, which provides for discretionary grants of nonqualified stock options to the Company’s employees.

(3)	Includes 219,926 shares reserved for issuance under the Amended and Restated 1998 Employee Stock Purchase Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to the Company’s Business Ethics Policy and the charter of the Audit Committee, executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company without the prior consent of the Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder or any such person’s immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of the circumstances, are in the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Other than the agreements with the Company’s executive officers described in “Compensation Discussion and Analysis” above, there has not been since January 3, 2010, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or principal stockholder and immediate members of such person’s family or affiliates of such person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC require the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file periodic reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and stockholders that own more than 10% of the Company’s stock were complied with and filed in a timely manner, except for the following late filings: on May 6, 2010, Form 4s were filed eight business days late by the Company for Ms. Anderson, Mr. Howe, Ms. Rhoades, Mr. Shennan and Mr. Wessels to report annual grants of restricted stock units; on August 5, 2010, Form 4s were filed one business day late by the Company for Mr. Mumford, Mr. Moylan, Mr. Welborn and Mr. Tasman to report annual grants of restricted cash units; and on December 22, 2010, a Form 3 and a Form 4 were filed four business days late by the Company for Mr. Cardwell to report his initial statement of ownership and the initial grant of restricted stock units upon his appointment to the Board of Directors.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in the Company’s proxy materials for the Company’s 2012 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not later than the close of business on November 11, 2011. Any stockholder proposal received after November 11, 2011 will be considered untimely and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with the Company’s bylaws.

Stockholder proposals not intended for inclusion in the Company’s proxy materials for an annual meeting may be brought before the annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions set forth in the Company’s bylaws. To be timely, a proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not earlier than the 120th day, and not later than the close of business on the 90th day, prior to the anniversary of the date of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For the Company’s 2012 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received not earlier than December 21, 2011, nor later than the close of business on January 20, 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the Notice of Internet Availability of Proxy Materials, or the Company’s annual report and/or proxy statement if you requested such materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@pfcb.com, by mail to Investor Relations, P.F. Chang’s China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or the proxy statement and related materials and would prefer to receive a single copy in the future. Please note that if you simply want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

By Order of the Board of Directors,

/s/ RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

March 10, 2011

Appendix A

P.F. Chang’s China Bistro, Inc.
Amended & Restated 2006 Equity Incentive Plan

1.	Establishment, Purpose and Term of Plan		A-1
	1.1	Establishment	A-1
	1.2	Purpose	A-1
	1.3	Term of Plan	A-1
2.	Definitions and Construction		A-1
	2.1	Definitions	A-1
	2.2	Construction	A-5
3.	Administration		A-5
	3.1	Administration by the Committee	A-5
	3.2	Authority of Officers	A-5
	3.3	Administration with Respect to Insiders	A-5
	3.4	Committee Complying with Section 162(m)	A-5
	3.5	Powers of the Committee	A-5
	3.6	Indemnification	A-6
	3.7	Arbitration	A-6
	3.8	Repricing Prohibited	A-7
4.	Shares Subject to Plan		A-7
	4.1	Maximum Number of Shares Issuable	A-7
	4.2	Adjustments for Changes in Capital Structure	A-7
5.	Eligibility and Award Limitations		A-7
	5.1	Persons Eligible for Awards	A-7
	5.2	Participation	A-8
	5.3	Incentive Stock Option Limitations	A-8
	5.4	Award Limits	A-8
6.	Terms and Conditions of Options		A-9
	6.1	Exercise Price	A-9
	6.2	Exercisability and Term of Options	A-9
	6.3	Payment of Exercise Price	A-9
	6.4	Effect of Termination of Service	A-10
	6.5	Transferability of Options	A-10
7.	Terms and Conditions of Stock Appreciation Rights		A-10
	7.1	Types of SARs Authorized	A-11
	7.2	Exercise Price	A-11
	7.3	Exercisability and Term of SARs	A-11
	7.4	Deemed Exercise of SARs	A-11
	7.5	Effect of Termination of Service	A-11
	7.6	Nontransferability of SARs	A-11
8.	Terms and Conditions of Restricted Stock Awards		A-11
	8.1	Types of Restricted Stock Awards Authorized	A-11
	8.2	Purchase Price	A-12
	8.3	Purchase Period	A-12
	8.4	Vesting and Restrictions on Transfer	A-12
	8.5	Voting Rights; Dividends and Distributions	A-12
	8.6	Effect of Termination of Service	A-12
	8.7	Nontransferability of Restricted Stock Award Rights	A-12

A-i

9.	Terms and Conditions of Performance Awards		A-12
	9.1	Types of Performance Awards Authorized	A-12
	9.2	Initial Value of Performance Shares and Performance Units	A-13
	9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	A-13
	9.4	Measurement of Performance Goals	A-13
	9.5	Settlement of Performance Awards	A-14
	9.6	Voting Rights; Dividend Equivalent Rights and Distributions	A-14
	9.7	Effect of Termination of Service	A-15
	9.8	Nontransferability of Performance Awards	A-15
10.	Terms and Conditions of Restricted Stock Unit Awards		A-15
	10.1	Grant of Restricted Stock Unit Awards	A-15
	10.2	Vesting	A-15
	10.3	Voting Rights, Dividend Equivalent Rights and Distributions	A-15
	10.4	Effect of Termination of Service	A-16
	10.5	Settlement of Restricted Stock Unit Awards	A-16
	10.6	Nontransferability of Restricted Stock Unit Awards	A-16
11.	Deferred Compensation Awards		A-16
	11.1	Establishment of Deferred Compensation Award Programs	A-16
	11.2	Terms and Conditions of Deferred Compensation Awards	A-17
12.	Other Stock-Based Awards		A-18
13.	Effect of Change in Control on Options and SARs		A-18
	13.1	Accelerated Vesting	A-18
	13.2	Assumption or Substitution	A-18
	13.3	Effect of Change in Control on Restricted Stock and Other Type of Awards	A-18
14.	Compliance with Securities Law		A-18
15.	Tax Withholding		A-19
	15.1	Tax Withholding in General	A-19
	15.2	Withholding in Shares	A-19
16.	Amendment or Termination of Plan		A-19
17.	Miscellaneous Provisions		A-19
	17.1	Repurchase Rights	A-19
	17.2	Provision of Information	A-19
	17.3	Rights as Employee, Consultant or Director	A-19
	17.4	Rights as a Stockholder	A-20
	17.5	Fractional Shares	A-20
	17.6	Severability	A-20
	17.7	Beneficiary Designation	A-20
	17.8	Unfunded Obligation	A-20

A-ii

P.F. Chang’s China Bistro, Inc.
Amended & Restated 2006 Equity Incentive Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment.  The P.F. Chang’s China Bistro, Inc. 2006 Equity Incentive Plan (the “Plan”) was adopted by the Board on March 8, 2006, and approved by the stockholders of the Company on May 5, 2006 (the date of such approval, the “Effective Date”). The Board has amended and restated the Plan as set forth herein effective as of February 1, 2011.

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

1.3 Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or written contract of employment or service, the occurrence of any of the following:

(i) an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 2.1(y)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(ii) the liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means P.F. Chang’s China Bistro, Inc., a Delaware corporation, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Officer” means any person designated by the Board as an officer of the Company.

(w) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(x) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(y) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company.

(z) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(aa) “Participant” means any eligible person who has been granted one or more Awards.

(bb) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(cc) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(dd) “Performance Award” means an Award of Performance Shares or Performance Units.

(ee) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ff) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(gg) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(hh) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(jj) “Restricted Stock Award” means an Award of Restricted Stock.

(kk) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(ll) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(mm) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(nn) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(oo) “Section 162(m)” means Section 162(m) of the Code.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(rr) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(ss) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(tt) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(uu) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(vv) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ww) “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m).  While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration.  Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited.  Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Awards having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million seven hundred fifty thousand (1,750,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. Any shares of Stock that are Subject to Awards of Options or SARs shall be counted against the limit as one (1) share for every one (1) share granted. Any shares of Stock that are subject to Awards (other than Options or SARs) shall be counted against this limit as two (2) shares for every one (1) share granted. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. When a SAR settled in shares of Stock is exercised, the total number of shares subject to the SAR Agreement with respect to which the exercise occurs shall count against the limit, regardless of the number of shares actually issued in settlement of the SAR. Shares used to pay the exercise price of an option shall not again become available for future grant or issuance under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or issuance under the Plan. To the extent an Award is settled in cash rather than shares of Stock, such cash payment shall not reduce the number of shares available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure.  Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective

Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation.  Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible.  An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed one million seven hundred fifty thousand (1,750,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2.

(b) Section 162(m) Award Limits.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than five hundred thousand (500,000) shares of Stock reserved for issuance under the Plan.

(ii) Restricted Stock, Restricted Stock Unit Awards and Performance Shares.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, or Performance Shares, for more than two hundred fifty thousand (250,000) shares of Stock in the aggregate under the Plan.

(iii) Performance Units.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted Performance Units which could result in such Employee receiving more than five million dollars

($5,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6.	TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option offered or granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

(b) Participant Responsibility for Exercise of Option.  Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii) Payment by Promissory Note.  No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b) Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.

Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

7.4 Deemed Exercise of SARs.  If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service.  Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6 Nontransferability of SARs.  During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized.  Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price.  The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3 Purchase Period.  A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Vesting and Restrictions on Transfer.  Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions.  Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7 Nontransferability of Restricted Stock Award Rights.  Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized.  Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula.  In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures.  Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital, including but not limited to return on invested capital against a weighted average cost of capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; or (xxxiv) such other measures as determined by the Committee consistent with this Section 9.4(a).

(b) Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability.  If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service.  If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards.  Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting.  Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6 Nontransferability of Restricted Stock Unit Awards.  Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs.  This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2 Terms and Conditions of Deferred Compensation Awards.  Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions.  Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards.  A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards.  Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12.	OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13.	EFFECT OF CHANGE IN CONTROL ON OPTIONS AND SARS.

13.1 Accelerated Vesting.  The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine.

13.2 Assumption or Substitution.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(y)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

13.3 Effect of Change in Control on Restricted Stock and Other Type of Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock or Other Type of Award that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, Restriction Period or Performance Goal applicable to the shares subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	TAX WITHHOLDING.

15.1 Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16.	AMENDMENT OR TERMINATION OF PLAN.

The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17.	MISCELLANEOUS PROVISIONS.

17.1 Repurchase Rights.  Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation.  Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

PLAN HISTORY AND NOTES TO COMPANY

March 8, 2006	Board adopts Plan with a reserve of one million seven hundred fifty thousand (1,750,000) shares.
May 5, 2006	Stockholders approve Plan.
February 1, 2011	Board adopts Plan as amended and restated herein.
, 2011	Stockholders reapprove material terms of Code section 162(m) performance goals.

P.F. CHANG’S CHINA BISTRO, INC. 7676 E. PINNACLE PEAK RD SCOTTSDALE, AZ 85255 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M32093-P06371KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY P.F. CHANG’S CHINA BISTRO, INC. The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of Directors Nominees:For Against Abstain 1a. Kerrii B. Anderson 0 0 0 For Against Abstain 2. Ratify the appointment of KPMG LLP as independent 1b. F. Lane Cardwell, Jr. 0 0 0 registered public accounting firm for the fiscal year 0 0 0 ending January 1, 2012. 1c. Richard L. Federico 0 0 0 3. Approval of revised performance criteria under the 0 0 0 Amended and Restated 2006 Equity Incentive Plan. 1d. Lesley H. Howe0 0 0 4. Advisory vote on executive compensation.0 0 0 1e. Dawn E. HudsonThe Board of Directors recommends you vote 0 0 0 1 Year 2 Years 3 Years Abstain 1 year on the following proposal: 1f. M. Ann Rhoades 0 0 0 5. Advisory vote on the frequency of a 0 0 0 0 stockholder vote on executive compensation. 1g. James G. Shennan, Jr. 0 0 0 The Board of Directors recommends you vote FOR the For Against Abstain following proposal: 1h. R. Michael Welborn 0 0 0 6. Approval of adjournment of annual meeting to solicit 0 0 0 additional proxies. 1i. Kenneth J. Wessels 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M32094-P06371 P.F. CHANG’S CHINA BISTRO, INC. Annual Meeting of Stockholders April 19, 2011 8:00 AM This proxy is solicited by the Board of Directors The Annual Meeting of Stockholders of P.F. Chang’s China Bistro, Inc. will be held on April 19, 2011 at 8:00 AM MST, at the Company’s corporate headquarters located at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255. Richard L. Federico and Robert T. Vivian, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of P.F. Chang’s China Bistro, Inc. to be held on April 19, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side